For Immediate Release

LL FLOORING REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

RICHMOND, Va., November 2, 2022 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the third quarter ended September 30, 2022.

President and Chief Executive Officer Charles Tyson said, “Our third quarter 2022 results were below our expectations, with comparable store sales down 7.3%, primarily due to continued lower spending by consumers versus last year, which we believe largely reflected continued pressure from inflation and higher interest rates. That said, we also delivered just under double-digit year-over-year growth in sales to Pro customers, reflecting our sixth consecutive quarter of Pro sales momentum.”

Tyson continued, “Notwithstanding the challenging consumer spending environment, we believe there are opportunities to improve our performance and we are focused on increasing brand awareness and consumer traffic. We are encouraged by positive long-term leading indicators in our business such as continued year-over-year growth in sales to Pros, customers’ positive response to the innovation we are delivering with products such as Duravana, and the continued progress we are making in building awareness for the LL Flooring brand. Both consumers and Pros rate the new brand significantly higher on all attributes we measure, including product quality, a broad assortment of wood and wood-look flooring, and store associate expertise.

“We are confident in our long-term growth strategies and our unique positioning in the marketplace. Our entire organization is energized around delivering our vision to become the leading destination for hard surface flooring by providing the best experience, from start to finish, and our strong balance sheet and liquidity enable us to weather the near-term business environment.”

Third Quarter Financial Highlights

●	Net sales of $268.8 million decreased $13.4 million, or 4.8%, from the third quarter of 2021, primarily due to continued lower consumer spending versus last year, which more than offset just under double-digit growth in sales to Pro customers
●	Comparable store sales decreased 7.3% from the third quarter of 2021. The year-over-year decrease in comparable store sales primarily reflected the same drivers as the change in net sales
●	Gross margin and adjusted gross margin of 35.6% decreased 170 basis points as a percentage of sales compared to the same period last year, primarily reflecting significantly higher material and transportation costs (collectively up more than 800 basis points) that the Company was able to partially mitigate through pricing, promotion and alternative country/vendor sourcing strategies
●	SG&A as a percentage of net sales of 37.1% increased 410 basis points compared to the third quarter of last year; adjusted SG&A1 as a percentage of net sales of 37.1% increased 400 basis points compared to the third quarter of last year, primarily driven by investments to support the Company’s long-term growth, continued investment in customer facing and distribution center personnel, and deleverage on lower net sales
●	Operating margin of (1.5%) decreased 580 basis points compared to the third quarter of last year; adjusted operating margin[1] of (1.6%) decreased 570 basis points compared to the third quarter of last year, primarily reflecting increased SG&A as a percentage of net sales and lower gross margin
●	Loss per diluted share of $0.13 decreased $0.43 compared to the third quarter of last year; adjusted loss per diluted share[1] of $0.14 decreased $0.43 compared to the third quarter of last year
●	During the third quarter of 2022, the Company opened two new stores, bringing total store count to 439 as of September 30, 2022
●	During the third quarter of 2022, the Company reduced the percent of merchandise receipts subject to Section 301 tariffs to 16% from 22% during the third quarter of 2021

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of September 30, 2022, the Company had liquidity of $133.9 million, consisting of excess availability under its Credit Agreement of $127.8 million, and cash and cash equivalents of $6.1 million. This represents a decrease in liquidity of $93.3 million from December 31, 2021, reflecting the Company’s goal to rebuild inventories in 2022 following COVID-19 related supply chain constraints.

Merchandise inventories at September 30, 2022 increased $111.2 million from December 31, 2021, primarily due to increased purchases to replenish inventory to support the Company’s strategy to place inventory close to its customers and to support new stores, as well as, to a lesser extent, inflation. The Company believes that it has rebuilt a solid mix of quality flooring inventory that is largely evergreen in nature.

For the first nine months of 2022, the Company used $123.8 million of cash flows for its operating activities primarily due to purchases of inventory.

During the third quarter, the Company did not repurchase shares. The Company has $43.0 million remaining on its share repurchase authorization.

2022 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment related to inflation, consumer spending, global supply chain disruptions, COVID-19, and a challenging labor market. As a result, the Company is not providing financial guidance at this time.

The Company is, however, providing commentary as follows:

●	The Company expects consumer spending headwinds to persist throughout the remainder of 2022

●	The Company continues to expect higher transportation and material costs will be a headwind to gross margins throughout 2022. The Company expects to continue to partially offset these higher costs through pricing, promotion and sourcing strategies but will monitor the market to inform and guide its decisions

●	Consistent with its previously stated investment year in 2022 to support long-term growth, the Company expects SG&A dollar spend and SG&A spend as a percentage of sales to increase in 2022 compared to 2021, primarily reflecting increased investment in new stores and customer facing personnel

●	The Company expects capital expenditures in the range of approximately $20 million to $22 million in 2022, primarily to support growth strategies such as new stores

●	The Company expects to open 18 new stores in 2022

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
●	Our commitment to Environmental, Social and Governance (“ESG”) https://investors.llflooring.com/esg/default.aspx
●	Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on November 2, 2022, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (844) 200-6205 or (646) 904-5544 and entering pin number 997094.

A replay will be available approximately two hours after the call ends through November 9, 2022 and may be accessed by dialing (929) 458-6194 and entering pin number 209761. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of the leading specialty retailers of hard-surface flooring in the U.S. with 439 stores. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a percentage of net sales; (ix) Adjusted Earnings; and (x) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management and analysts use these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, and store closures, as such items are outside of the Company’s control due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

LL Flooring Investor Relations

Julie MacMedan

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2022	2021
Assets
Current Assets:
Cash and Cash Equivalents	$6,051	$85,189
Merchandise Inventories	365,622	254,385
Prepaid Expenses	11,200	9,160
Other Current Assets	16,673	11,094
Total Current Assets	399,546	359,828
Property and Equipment, net	100,555	96,926
Operating Lease Right-of-Use Assets	124,531	119,510
Goodwill	9,693	9,693
Net Deferred Tax Assets	11,285	11,336
Other Assets	6,209	8,599
Total Assets	$651,819	$605,892

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$62,103	$63,464
Customer Deposits and Store Credits	48,877	67,063
Accrued Compensation	7,592	10,128
Sales and Income Tax Liabilities	3,887	4,297
Accrual for Legal Matters and Settlements	22,881	33,611
Operating Lease Liabilities - Current	34,293	33,060
Other Current Liabilities	25,073	20,717
Total Current Liabilities	204,706	232,340
Other Long-Term Liabilities	6,965	4,268
Operating Lease Liabilities - Long-Term	100,861	97,163
Credit Agreement	69,000	—
Total Liabilities	381,532	333,771

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,743 and 30,536 shares issued and 28,686 and 29,113 shares outstanding, respectively)	31	31
Treasury Stock, at cost (2,057 and 1,423 shares, respectively)	(153,284)	(145,337)
Additional Capital	230,918	227,804
Retained Earnings	192,622	189,623
Total Stockholders’ Equity	270,287	272,121
Total Liabilities and Stockholders’ Equity	$651,819	$605,892

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net Sales
Net Merchandise Sales	$229,204	$240,802	$731,044	$750,388
Net Services Sales	39,617	41,427	115,766	116,675
Total Net Sales	268,821	282,229	846,810	867,063
Cost of Sales
Cost of Merchandise Sold	142,041	144,307	449,987	442,914
Cost of Services Sold	31,198	32,721	90,412	90,626
Total Cost of Sales	173,239	177,028	540,399	533,540
Gross Profit	95,582	105,201	306,411	333,523
Selling, General and Administrative Expenses	99,692	93,165	300,804	291,767
Operating (Loss) Income	(4,110)	12,036	5,607	41,756
Other Expense (Income)	646	18	830	(252)
(Loss) Income Before Income Taxes	(4,756)	12,018	4,777	42,008
Income Tax (Benefit) Expense	(982)	3,239	1,778	10,618
Net (Loss) Income and Comprehensive (Loss) Income	$(3,774)	$8,779	$2,999	$31,390

Net (Loss) Income per Common Share—Basic	$(0.13)	$0.30	$0.10	$1.08
Net (Loss) Income per Common Share—Diluted	$(0.13)	$0.30	$0.10	$1.06

Weighted Average Common Shares Outstanding:
Basic	28,668	29,082	28,859	28,984
Diluted	28,668	29,455	29,010	29,494

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2022	2021

Cash Flows from Operating Activities:
Net Income	$2,999	$31,390
Adjustments to Reconcile Net Income:
Depreciation and Amortization	13,723	13,985
Deferred Income Taxes Provision	51	28
Income on Vouchers Redeemed for Legal Settlements	(1,051)	(1,183)
Stock-Based Compensation Expense	2,818	3,945
Provision for Inventory Obsolescence Reserves	742	1,784
Gain on Disposal of Fixed Assets	—	31
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(113,828)	15,683
Accounts Payable	(1,619)	(17,277)
Customer Deposits and Store Credits	(18,186)	8,832
Accrued Compensation	(2,536)	(6,144)
Prepaid Expenses and Other Current Assets	(4,861)	(792)
Accrual for Legal Matters and Settlements	293	7,733
Payments for Legal Matters and Settlements	(8,123)	(101)
Other Assets and Liabilities	5,814	(7,634)
Net Cash (Used in) Provided by Operating Activities	(123,764)	50,280

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(16,787)	(12,276)
Proceeds from Disposal of Fixed Assets	64	58
Net Cash Used in Investing Activities	(16,723)	(12,218)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	201,000	—
Payments on Credit Agreement	(132,000)	(101,000)
Proceeds from the Exercise of Stock Options	296	64
Common Stock Repurchased	(7,947)	(2,101)
Other Financing Activities	—	(755)
Net Cash Provided by (Used in) Financing Activities	61,349	(103,792)
Net Decrease in Cash and Cash Equivalents	(79,138)	(65,730)
Cash and Cash Equivalents, Beginning of Year	85,189	169,941
Cash and Cash Equivalents, End of Year	$6,051	$104,211

Supplemental disclosure of non-cash operating and financing activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$1,849	$1,944
Tenant Improvement Allowance for Leases	(1,148)	(1,053)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Gross Profit/Margin, as reported (GAAP)	$95,582	35.6%	$105,201	37.3%	$306,411	36.2%	$333,523	38.5%

Antidumping Adjustments[1]	—	—%	—	—%	977	0.1%	(6,566)	(0.8)%

Adjusted Gross Profit/Margin (non-GAAP measures)	$95,582	35.6%	$105,201	37.3%	$307,388	36.3%	$326,957	37.7%

1	Represents antidumping expense associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
SG&A, as reported (GAAP)	$99,692	37.1%	$93,165	33.0%	$300,804	35.5%	$291,767	33.7%

(Recovery) Accrual for Legal Matters and Settlements[2]	(150)	(0.1)%	(400)	(0.1)%	(150)	(0.0)%	7,275	0.8%
Legal and Professional Fees[3]	—	—%	43	0.0%	—	—%	470	0.1%
Sub-Total Items above	(150)	(0.1)%	(357)	(0.1)%	(150)	(0.0)%	7,745	0.9%

Adjusted SG&A (a non-GAAP measure)	$99,842	37.1%	$93,522	33.1%	$300,954	35.5%	$284,022	32.8%

2	The 2022 amount represents insurance recovery related to the Gold Litigation recorded in the third quarter of 2022. The 2021 amounts represent the charge to earnings for the Mason and Savidis matters in the first quarter of 2021 and a $0.4 million insurance recovery related to the MDL matter in the third quarter of 2021. These items are described more fully in Item 1, Note 7 to the condensed consolidated financial statements filed in the September 30, 2022 10-Q.
3	This amount represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Operating (Loss) Income, as reported (GAAP)	$(4,110)	(1.5)%	$12,036	4.3%	$5,607	0.7%	$41,756	4.8%

Gross Margin Items:
Antidumping Adjustments[1]	—	—%	—	—%	977	0.1%	(6,566)	(0.8)%
Gross Margin Subtotal	—	—%	—	—%	977	0.1%	(6,566)	(0.8)%

SG&A Items:
(Recovery) Accrual for Legal Matters and Settlements[2]	(150)	(0.1)%	(400)	(0.1)%	(150)	(0.0)%	7,275	0.8%
Legal and Professional Fees[3]	—	—%	43	0.0%	—	—%	470	0.1%
SG&A Subtotal	(150)	(0.1)%	(357)	(0.1)%	(150)	(0.0)%	7,745	0.9%

Adjusted Operating (Loss) Income/Margin (a non-GAAP measure)	$(4,260)	(1.6)%	$11,679	4.1%	$6,434	0.8%	$42,935	5.0%

1,2,3    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense with comparisons to the prior year periods include:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2022		2021		2022		2021
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands)				(dollars in thousands)
Other Expense (Income), as reported (GAAP)	$646	0.2%	$18	0.0%	$830	0.1%	$(252)	(0.0)%

Interest Impact Related to Antidumping Adjustments[4]	—	—%	—	—%	(2)	(0.0)%	(1,841)	(0.2)%
Sub-Total Items above	—	—%	—	—%	(2)	(0.0)%	(1,841)	(0.2)%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$646	0.2%	$18	0.0%	$832	0.1%	$1,589	0.2%

4	Represents the interest income impact of certain antidumping adjustments related to applicable prior-year shipments of engineered hardwood from China.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

	(in thousands)		(in thousands)
Net (Loss) Income, as reported (GAAP)	$(3,774)	$8,779	$2,999	$31,390
Net (Loss) Income per Diluted Share (GAAP)	$(0.13)	$0.30	$0.10	$1.06

Gross Margin Items:
Antidumping Adjustments[1]	—	—	719	(4,846)
Gross Margin (Loss) Subtotal	—	—	719	(4,846)

SG&A Items:
(Recovery) Accrual for Legal Matters and Settlements[2]	(110)	(295)	(110)	5,369
Legal and Professional Fees[3]	—	32	—	347
SG&A Subtotal	(110)	(263)	(110)	5,716

Other Expense (Income) Items:
Interest Impact Related to Antidumping Adjustments[4]	—	—	(1)	(1,359)
Other Expense (Income) Subtotal	—	—	(1)	(1,359)

Adjusted (Loss) Earnings	$(3,884)	$8,516	$3,607	$30,901
Adjusted (Loss) Earnings per Diluted Share (a non-GAAP measure)	$(0.14)	$0.29	$0.12	$1.05

1,2,3,4    See the Gross Profit, SG&A and Other Income sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s incremental rate, which was 26.4% for the 2022 period and 26.2% for the 2021 period.